Exhibit 4.2

EXECUTION VERSION

DISCOVERY COMMUNICATIONS, LLC,

Issuer

WARNER BROS. DISCOVERY, INC.,

Parent Guarantor

MAGALLANES, INC.,

a Subsidiary Guarantor (as defined herein)

and

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,

Trustee

TWENTY-FIRST SUPPLEMENTAL INDENTURE

DATED AS OF APRIL 8, 2022

TO

INDENTURE

DATED AS OF AUGUST 19, 2009

Relating To

$350,000,000 3.250% Senior Notes due 2023

$450,000,000 3.800% Senior Notes due 2024

$300,000,000 3.450% Senior Notes due 2025

$500,000,000 4.900% Senior Notes due 2026

€600,000,000 1.900% Senior Notes due 2027

$850,000,000 6.350% Senior Notes due 2040

$500,000,000 4.950% Senior Notes due 2042

$850,000,000 4.875% Senior Notes due 2043

TWENTY-FIRST SUPPLEMENTAL INDENTURE

TWENTY-FIRST SUPPLEMENTAL INDENTURE, dated as of April 8, 2022 (the “Supplemental Indenture”), to the Base Indenture (defined below) among Discovery Communications, LLC, a Delaware limited liability company (the “Company”), Warner Bros. Discovery, Inc. (f/k/a Discovery, Inc.), a Delaware corporation (the “Parent Guarantor”), Magallanes, Inc., a Delaware corporation (“Magallanes”), and U.S. Bank Trust Company, National Association, as Trustee (the “Trustee”).

RECITALS

WHEREAS, the Company has executed and delivered to the Trustee the Indenture, dated as of August 19, 2009 (the “Base Indenture” and, together with this Supplemental Indenture, the “Indenture”), providing for the issuance from time to time of its Securities;

WHEREAS, the Company has previously established a series of its Securities designated as the “6.350% Senior Notes due 2040” (the “2040 Notes”) and issued $850,000,000 aggregate principal amount of the 2040 Notes, pursuant to the Second Supplemental Indenture, dated as of June 3, 2010, to the Base Indenture;

WHEREAS, the Company has previously established a series of its Securities designated as the “4.950% Senior Notes due 2042” (the “2042 Notes”) and issued $500,000,000 aggregate principal amount of the 2042 Notes, pursuant to the Fourth Supplemental Indenture, dated as of May 17, 2012, to the Base Indenture;

WHEREAS, the Company has previously established (i) a series of its Securities designated as the “3.250% Senior Notes due 2023” (the “2023 Notes”) and issued $350,000,000 aggregate principal amount of the 2023 Notes and (ii) a series of its Securities designated as the “4.875% Senior Notes due 2043” (the “2043 Notes”) and issued $850,000,000 aggregate principal amount of the 2043 Notes, in each case pursuant to the Fifth Supplemental Indenture, dated as of March 19, 2013, to the Base Indenture;

WHEREAS, the Company has previously established a series of its Securities designated as the “3.450% Senior Notes due 2025” (the “2025 Notes”) and issued $300,000,000 aggregate principal amount of the 2025 Notes, pursuant to the Seventh Supplemental Indenture, dated as of March 2, 2015, to the Base Indenture;

WHEREAS, the Company has previously established a series of its Securities designated as the “1.900% Senior Notes due 2027” (the “2027 Notes”) and issued €600,000,000 aggregate principal amount of the 2027 Notes, pursuant to the Eighth Supplemental Indenture, dated as of March 19, 2015, to the Base Indenture;

WHEREAS, the Company has previously established a series of its Securities designated as the “4.900% Senior Notes due 2026” (the “2026 Notes”) and issued $500,000,000 aggregate principal amount of the 2026 Notes, pursuant to the Ninth Supplemental Indenture, dated as of March 11, 2016, to the Base Indenture;

WHEREAS, the Company has previously established a series of its Securities designated as the “3.800% Senior Notes due 2024” (the “2024 Notes” and together with the 2040 Notes, the 2042 Notes, the 2023 Notes, the 2043 Notes, the 2025 Notes, the 2027 Notes and the 2026 Notes, collectively, the “Notes”) and issued $450,000,000 aggregate principal amount of the 2024 Notes, pursuant to the Tenth Supplemental Indenture, dated as of March 13, 2017, to the Base Indenture;

WHEREAS, Magallanes is a wholly-owned subsidiary of the Parent Guarantor;

WHEREAS, pursuant to Section 8.01(e) of the Base Indenture, the Company may add a guarantor for the Securities of one or more series;

WHEREAS, the Company wishes to add Magallanes as a guarantor for the Notes; and

WHEREAS, pursuant to Section 8.01 of the Base Indenture, the parties hereto are authorized to execute and deliver this Supplemental Indenture to amend the Base Indenture, without the consent of any Holder.

WITNESSETH:

NOW, THEREFORE, for and in consideration of the premises contained herein, each party agrees for the benefit of each other party and for the equal and ratable benefit of the Holders of the Notes, as follows:

ARTICLE 1

DEFINITIONS

Section 1.01.    Capitalized terms used but not defined in this Supplemental Indenture shall have the meanings ascribed to them in the Base Indenture. Terms defined in the preamble or recitals hereto are used herein as therein defined.

Section 1.02.    References in this Supplemental Indenture to article and section numbers shall be deemed to be references to article and section numbers of this Supplemental Indenture unless otherwise specified.

ARTICLE 2

GUARANTEE

Section 2.01.    Agreement to Guarantee.

(a)    Magallanes hereby agrees, fully and unconditionally, to guarantee payment of the Notes, including principal and interest (and premium, if any), and all other amounts due under the Indenture relating to the Notes on an unsecured and unsubordinated basis as a Subsidiary Guarantor.

(b)    The obligations of Magallanes are limited to the maximum amount, as will, after giving effect to all other contingent and fixed liabilities of Magallanes and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its subsidiary guarantee or pursuant to its contribution obligations under the Indenture, result in the obligations of Magallanes under the subsidiary guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law, or being void or unenforceable under any law relating to insolvency of debtors.

(c)    The subsidiary guarantee will be a continuing guarantee and shall (i) remain in full force and effect until payment in full of the principal amount of all outstanding Notes (whether by payment at maturity, purchase, redemption, defeasance, retirement or other acquisition) and all other subsidiary guaranteed obligations of Magallanes then due and owing unless earlier terminated as described below, (ii) be binding upon Magallanes and (iii) inure to the benefit of and be enforceable by the Trustee, the Holders and their permitted successors, transferees and assigns.

Notwithstanding the foregoing provisions of this Section 2.01, Magallanes will automatically and unconditionally be released from all obligations under its subsidiary guarantee, and the subsidiary guarantee shall thereupon terminate and be discharged and of no further force or effect, (i) concurrently with any direct or indirect sale or disposition (by merger or otherwise) of Magallanes or any interest therein, or any other transaction, in accordance with the terms of the Indenture, (ii) at any time that Magallanes is (or, substantially concurrently with the release of the subsidiary guarantee or if as a result of the release of the subsidiary guarantee, will be) released from all of its obligations under its guarantee of payment by the Company of any Debt of the Company or the Parent Guarantor under the Revolving Credit Facility (it being understood that a release subject to contingent reinstatement is still a release, and that if any such guarantee is so reinstated, such subsidiary guarantee shall also be reinstated to the extent that Magallanes would then be required to provide a subsidiary Guarantee pursuant to this Section 2.01), (iii) upon the merger or consolidation of Magallanes with and into the Company or the Parent Guarantor or another Subsidiary Guarantor that is the surviving person in such merger or consolidation, or upon the liquidation of Magallanes following the transfer of all of its assets to the Company or the Parent Guarantor or another Subsidiary Guarantor, (iv) concurrently with Magallanes ceasing to constitute a Domestic Subsidiary of the Parent Guarantor, (v) upon legal or covenant defeasance of the Company’s obligations, or satisfaction and discharge of the Notes, or (vi) upon payment in full of the aggregate principal amount of all Notes then outstanding and all other subsidiary guaranteed obligations then due and owing (provided that the obligations of Magallanes hereunder shall be reinstated if at any time any payment which would otherwise have reduced or terminated the obligations of Magallanes hereunder and under its subsidiary guarantee (whether such payment shall have been made by or on behalf of the Company or by or on behalf of Magallanes) is rescinded or reclaimed from any of the Holders upon the insolvency, bankruptcy, liquidation or reorganization of the Company or Magallanes or otherwise, all as though such payment had not been made). Upon any such occurrence specified in this Section 2.01, the Trustee shall execute any documents reasonably requested by the Company in order to evidence such release, discharge and termination in respect of the subsidiary guarantee.

(d)    For purposes of this Section 2.01, the following definitions are applicable:

“Domestic Subsidiary” means any Guarantor Subsidiary that is organized under the laws of any political subdivision of the United States that is not a Foreign Subsidiary.

“Foreign Subsidiary” means any Guarantor Subsidiary that is organized under the laws of a jurisdiction other than the United States, a state thereof or the District of Columbia or that is a Foreign Subsidiary Holdco. For the avoidance of doubt, any Guarantor Subsidiary that is organized and existing under the laws of Puerto Rico or any other territory of the United States of America shall be a Foreign Subsidiary.

“Foreign Subsidiary Holdco” means any Guarantor Subsidiary designated as a Foreign Subsidiary Holdco by the Company, so long as such Subsidiary has no material assets other than securities, indebtedness or receivables of one or more Foreign Subsidiaries (or Guarantor Subsidiaries thereof), intellectual property relating solely to such Foreign Subsidiaries (or Guarantor Subsidiaries thereof ) and/or other assets (including cash and cash equivalents) relating to an ownership interest in any such securities, indebtedness, intellectual property or Guarantor Subsidiaries.

“Guarantor Subsidiary” means a corporation or other business entity of which equity interests having a majority of the voting power under ordinary circumstances is owned, directly or indirectly, by the Parent Guarantor or by one of more subsidiaries of the Parent Guarantor, or by the Parent Guarantor and one or more subsidiaries of the Parent Guarantor.

“Revolving Credit Facility” means the Credit Agreement, dated as of June 9, 2021, among the Company, the Parent Guarantor, the lenders from time to time parties thereto, Bank of America, N.A., as administrative agent and the other parties party thereto, as amended by Amendment No. 1 to Credit Agreement, dated as of July 30, 2021 and as further amended, restated, supplemented, replaced, waived or otherwise modified from time to time.

“Subsidiary Guarantor” means any Guarantor Subsidiary that enters into a subsidiary guarantee, in each case, unless and until such Guarantor Subsidiary is released from such subsidiary guarantee.

ARTICLE 3

MISCELLANEOUS

Section 3.01.    Ratification of Base Indenture. The Base Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Base Indenture in the manner and to the extent herein and therein provided.

Section 3.02.    Trust Indenture Act Controls. If any provision hereof limits, qualifies or conflicts with the duties imposed by Section 310 through Section 317 of the Trust Indenture Act of 1939, the imposed duties shall control.

Section 3.03.    Conflict with Indenture. To the extent not expressly amended or modified by this Supplemental Indenture, the Base Indenture shall remain in full force and effect. If any provision of this Supplemental Indenture relating to the Notes is inconsistent with any provision of the Base Indenture, the provision of this Supplemental Indenture shall control.

Section 3.04.    Governing Law. THIS SUPPLEMENTAL INDENTURE AND THE NOTES SHALL BE DEEMED TO BE A CONTRACT UNDER THE LAWS OF THE STATE

OF NEW YORK, AND FOR ALL PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF SUCH STATE, EXCEPT AS MAY OTHERWISE BE REQUIRED BY MANDATORY PROVISIONS OF LAW.

Section 3.05.    Successors. All agreements of the Company, the Parent Guarantor and Magallanes in the Base Indenture, this Supplemental Indenture and the Notes shall bind their respective successors. All agreements of the Trustee in the Base Indenture and this Supplemental Indenture shall bind its successors.

Section 3.06.    Counterparts. This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes. Electronic signatures believed by the Trustee to comply with the ESIGN Act of 2000 or other applicable law (including electronic images of handwritten signatures and digital signature provided by DocuSign, Orbit, Adobe Sign or any other digital signature provider acceptable to Trustee) shall also be deemed original signatures for all purposes hereunder. Any communication or documents sent to the Trustee hereunder must be in the form of a document that is signed manually or by way of a digital signature provided by DocuSign (or such other digital signature provider as specified in writing to the Trustee by the authorized representative of the Company). Notwithstanding the foregoing, Trustee may in any instance and in its sole discretion require that an original document bearing a manual signature be delivered to Trustee in lieu of, or in addition to, any such electronic method. The Company agrees to assume all risks arising out of the use of using digital signatures and electronic methods to submit communications to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties.

Section 3.07.    Trustee Disclaimer. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture other than as to the validity of its execution and delivery by the Trustee. The recitals and statements herein are deemed to be those of the Company, the Parent Guarantor and Magallanes and not the Trustee.

IN WITNESS WHEREOF, the parties hereto have caused the Supplemental Indenture to be duly executed as of the day and year first above written.

DISCOVERY COMMUNICATIONS, LLC

By:	/s/ Fraser Woodford
Name: Fraser Woodford
Title: Executive Vice President, Treasury and Corporate Finance

WARNER BROS. DISCOVERY, INC.

By:	/s/ Fraser Woodford
Name: Fraser Woodford
Title: Executive Vice President, Treasury and Corporate Finance

[Signature Page to Twenty-First Supplemental Indenture]

MAGALLANES, INC.

By:	/s/ Fraser Woodford
Name: Fraser Woodford
Title: Executive Vice President, Treasury and Corporate Finance

[Signature Page to Twenty-First Supplemental Indenture]

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION

By:	/s/ Karen R. Beard
Name: Karen R. Beard
Title: Vice President

[Signature Page to Twenty-First Supplemental Indenture]